Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QUINPARIO ACQUISITION CORP. 2

Pursuant to Section 242 of the

Delaware General Corporation Law

The undersigned, being a duly authorized officer of QUINPARIO ACQUISITION CORP. 2 (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.        The name of the Corporation is Quinpario Acquisition Corp. 2.

2.        The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 15, 2014, and an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 15, 2015.

3.        This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.        This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the stock entitled to vote at a meeting of stockholders in accordance with ARTICLE SIXTH of the Amended and Restated Certificate of Incorporation and the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “GCL”).

5.        The text of the introductory paragraph of ARTICLE SIXTH is hereby amended and restated to read in full as follows:

The introduction and the following provisions (A) through (H) of this Article Sixth shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination” and may not be amended prior to the consummation of a Business Combination unless holders of at least 65% of the then outstanding Common Stock approve such amendment. If the Corporation seeks to amend such provisions prior to the consummation of a Business Combination, the Corporation will provide holders of IPO Shares (defined below) who do not approve of such amendment the opportunity to convert their IPO Shares into cash at the Conversion/Redemption Price (defined below); provided, however, that the calculation of such price shall be made as of the date which is two days prior to the record date for the meeting called in connection with any such vote. A “Business Combination” shall mean any merger, capital stock exchange, asset, stock purchase, reorganization or other similar business combination involving the Corporation and one or more businesses or entities (“Target Business”). The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement on Form S-1 (“Registration Statement”) filed with the Securities and Exchange Commission (“Commission”) in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) July 24, 2017 (the “Termination Date”).

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this 19th day of January, 2017.

/s/ D. John Srivisal
Name:	D. John Srivisal
Title:	President and Chief Executive Officer